SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 19, 2010 (March 17, 2010)
SIRIUS XM RADIO INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34295	52-1700207
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1221 Avenue of the Americas, 36th Fl., New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 584-5100

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On March 17, 2010, we issued $800 million aggregate principal amount of 8.75% Senior Notes due 2015 (the “Notes”). The Notes were sold to J.P. Morgan Securities Inc., Banc of America Securities LLC, Morgan Stanley & Co. Incorporated and UBS Securities LLC as initial purchasers. The Notes were offered to certain non-U.S. persons pursuant to Regulation S under the Securities Act of 1933, as amended (the “Securities Act”), and to qualified institutional buyers pursuant to Rule 144A under the Securities Act at a purchase price equal to 100% of their principal amount. Liberty Media Corporation purchased $150 million aggregate principal amount of Notes in the offering. The terms of the Notes are governed by an Indenture, dated as of March 17, 2010, among us, the guarantors named therein and U.S. Bank National Association, as trustee (the “Indenture”). The following summary is not a complete description of all of the terms of the Notes.
Interest and maturity. Interest is payable semi-annually in arrears on April 1 and October 1 at a rate of 8.75% per annum, commencing on October 1, 2010. The Notes will mature on April 1, 2015.
Guarantees. Satellite CD Radio, Inc. and Sirius Asset Management Company LLC, our wholly owned subsidiaries, guarantee our obligations under the Notes, including the payment of principal and interest. The Notes are not guaranteed by XM Satellite Radio Holdings Inc. (“XM Holdings”), XM Satellite Radio Inc. (“XM”) or any of their respective subsidiaries, which are unrestricted subsidiaries under the Indenture.
Ranking. The Notes are our general unsecured senior obligations. The Notes and related guarantees rank equally in right of payment with all of our and our guarantors’ existing and future senior indebtedness and senior in right of payment to all of our and our guarantors’ existing and future subordinated obligations; the Notes and related guarantees are structurally subordinated to all existing and future liabilities (including trade payables) of our non-guarantor subsidiaries, including XM Holdings, XM and their respective subsidiaries; and the Notes and related guarantees are effectively subordinated to any of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness.
Optional redemption. At our option, we may redeem some or all of the Notes at any time and from time to time at a “make-whole” redemption price set forth in the Indenture. In addition, prior to April 1, 2013, we may, on one or more occasions, redeem up to 35% of the aggregate principal amount of the Notes at a redemption price equal to 108.75% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to but excluding the date of redemption with the proceeds of certain equity offerings.
Change of control and other restrictive covenants. The Notes are subject to covenants that, among other things, require us to make an offer to repurchase the Notes at 101% of their principal amount in the event of a change of control, and limit our ability and the ability of our restricted subsidiaries to incur or guarantee more debt; pay dividends and make distributions; make certain investments; repurchase or redeem stock or junior indebtedness; create liens; incur restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us; enter into transactions with affiliates; enter into sale/leaseback transactions; merge or consolidate; and transfer or sell assets. A merger of Sirius XM Radio Inc. with or into XM Holdings or XM will not constitute a change of control requiring an offer to repurchase the Notes.
Use of proceeds. We used the net proceeds from the sale of the Notes to repay in full our borrowings under the Term Credit Agreement, dated as of June 20, 2007, among us, Morgan Stanley Senior Funding, Inc. and the lenders party thereto (the “Term Credit Agreement”; and such borrowings, the “Senior Secured Term Loan”). We intend to use the remaining net proceeds to redeem all of our outstanding 9 5/8% Senior Notes due 2013 (the “9 5/8% Notes”), including premiums and accrued and unpaid interest thereon, in accordance with the procedures provided for in the indenture governing the 9 5/8% Notes and pay related fees and expenses. Any remaining proceeds will be used for general corporate purposes.
On March 18, 2010, we repaid all of our $244,375,000 of borrowings outstanding under the Senior Secured Term Loan. The borrowings under the Senior Secured Term Loan were repaid without penalty. Following the repayment, the Term Credit Agreement was terminated on March 18, 2010. A description of the material terms of the Term Credit Agreement can be found under Item 1.01 in the Current Report on Form 8-K we filed on June 26, 2007 and such description is incorporated herein by reference.
We have outstanding $500 million aggregate principal amount of 9 5/8% Notes, all of which will be redeemed at a redemption price of 104.813%, plus accrued and unpaid interest, if any, on April 16, 2010.
Item 1.02 Termination of a Material Definitive Agreement
The response to Item 1.01 is hereby incorporated into this Item 1.02.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The response to Item 1.01 is hereby incorporated into this Item 2.03.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
4.1 Indenture, dated as of March 17, 2010, among Sirius XM Radio Inc., the guarantors thereto and U.S. Bank National Association, as trustee.
99.1 Press Release dated March 17, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRIUS XM RADIO INC.
By:	/s/ Patrick L. Donnelly
Patrick L. Donnelly
Executive Vice President, General Counsel and Secretary

Dated: March 19, 2010